Marsh & McLennan Companies, Inc. 1166 Avenue of the Americas New York, New York 10036-2774 212 345 5000 www.mmc.com
Exhibit 99.1
NEWS RELEASE
MARSH & McLENNAN COMPANIES REPORTS SECOND QUARTER 2020 RESULTS
Second Quarter Operating Income Rises 30% and Adjusted Operating Income Increases 10%
Second Quarter EPS Rises to $1.12 from $0.65 and Adjusted EPS Increases 12% to $1.32
Six Months Operating Income Rises 21% and Adjusted Operating Income Increases 13%
Six Months EPS Rises to $2.60 from $2.05 and Adjusted EPS Increases 10% to $2.96

NEW YORK, July 30, 2020 - Marsh & McLennan Companies, Inc. (NYSE: MMC), the world’s leading professional services firm in the areas of risk, strategy and people, today reported financial results for the second quarter ended June 30, 2020.
Dan Glaser, President and CEO, said: “In the midst of the pandemic, we delivered another strong quarter reflecting outstanding execution and the resilience of our business. In the second quarter, despite a modest decline in underlying revenue due to the global impact of COVID-19, we generated 10% adjusted operating income growth and 12% growth in adjusted EPS. For the first six months of 2020, we achieved 2% underlying revenue growth and 10% adjusted EPS growth.
"I am humbled by our colleagues’ exceptional support of our clients and one another during these tumultuous times.”
Consolidated Results
Consolidated revenue in the second quarter of 2020 was $4.2 billion, a decrease of 4%, or a 2% decline on an underlying basis compared with the second quarter of 2019. In the second quarter, the Company recognized a $36 million reduction to previously recorded revenue, the vast majority in Marsh, to reflect the estimated impact of the economic crisis on exposure units. This reduction is included in underlying revenue growth and adjusted earnings for the second quarter.

Operating income was $885 million, an increase of 30% from the prior year. Adjusted operating income, which excludes noteworthy items as presented in the attached supplemental schedules, rose 10% to $984 million. Net income attributable to the Company was $572 million, or $1.12 per diluted share, compared with $0.65 in the second quarter of 2019. Adjusted earnings per share rose 12% to $1.32 per diluted share compared with $1.18 for the prior year period.
For the six months ended June 30, 2020, consolidated revenue was $8.8 billion, an increase of 5%, or 2% on an underlying basis compared to the prior period a year ago. Operating income was $2.0 billion, an increase of 21% from the prior year period. Adjusted operating income rose 13% to $2.2 billion. Net income attributable to the Company was $1.3 billion. Fully diluted earnings per share was $2.60 compared with $2.05 in the first six months of 2019. Adjusted earnings per share increased 10% to $2.96 compared with $2.70 for the comparable period in 2019.
Risk & Insurance Services
Risk & Insurance Services revenue was $2.6 billion in the second quarter of 2020, an increase of 1%, or 2% on an underlying basis. Operating income rose 34% to $696 million, and adjusted operating income was $762 million, an increase of 19% from the prior year period. For the six months ended June 30, 2020, revenue was $5.5 billion, an increase of 10%, or 4% on an underlying basis. Operating income rose 24% to $1.6 billion, and adjusted operating income was $1.7 billion, an increase of 20% from the prior year period.
Marsh's revenue in the second quarter was $2.2 billion, an increase of 1% on an underlying basis. In US/Canada, underlying revenue rose 3%. In International, underlying revenue was flat compared to the prior year period, reflecting 4% underlying revenue growth in Asia Pacific, 4% growth in Latin America, and a decline of 3% in EMEA. For the six months ended June 30, 2020, Marsh’s underlying revenue growth was 3% compared to the prior period a year ago.
Guy Carpenter's revenue in the second quarter was $433 million, an increase of 9% on an underlying basis. For the six months ended June 30, 2020, Guy Carpenter’s underlying revenue growth was 8%.
Consulting
Consulting revenue in the second quarter was $1.6 billion, a decrease of 10%, or a decline of 6% on an underlying basis compared to the same period a year ago. Operating income decreased 8% to $255 million, and adjusted operating income decreased 13% to $265 million. For the first six months of 2020, revenue was $3.4 billion, a decrease of 3%, or a decline of 1% on an underlying basis. Operating income of $537 million decreased 4% and adjusted operating income decreased 7% to $554 million.
Mercer's revenue was $1.1 billion in the second quarter, a decrease of 3% on an underlying basis. Health, with revenue of $432 million, was up 1% on an underlying basis. Wealth revenue of $561 million declined 2% on an underlying basis, and Career revenue of $156 million decreased 16% on an underlying basis. For the six months ended June 30, 2020, Mercer’s revenue was $2.4 billion, an increase of 1% on an underlying basis compared to the same period a year ago.
Oliver Wyman’s revenue was $467 million in the second quarter, a decrease of 13% on an underlying basis. For the first six months ended June 30, 2020, Oliver Wyman’s revenue was $978 million, a decline of 7% on an underlying basis.
Other Items
In May 2020, the Company issued $750 million of 10-year senior unsecured notes. The Company used the net proceeds to reduce outstanding short term borrowings.
In July, the Board of Directors increased the quarterly dividend to $0.465 per share, effective with the third quarter dividend payable on August 14, 2020.
Conference Call
A conference call to discuss second quarter 2020 results will be held today at 8:30 a.m. Eastern time. To participate in the teleconference, please dial +1 866 437 7574. Callers from outside the United States should dial +1 409 220 9376. The access code for both numbers is 1693114. The live audio webcast will be accessible at mmc.com, and a replay will be available approximately two hours after the event.
About Marsh & McLennan Companies
Marsh & McLennan (NYSE: MMC) is the world’s leading professional services firm in the areas of risk, strategy and people. The Company’s 76,000 colleagues advise clients in over 130 countries. With annual revenue of $17 billion, Marsh & McLennan helps clients navigate an increasingly dynamic and complex environment through four market-leading businesses. Marsh advises individual and commercial clients of all sizes on insurance broking and innovative risk management solutions. Guy Carpenter develops advanced risk, reinsurance and capital strategies that help clients grow profitably and pursue emerging opportunities. Mercer delivers advice and solutions to help organizations reshape work, retirement, investment and health outcomes for a changing workforce. Oliver Wyman serves as a critical strategic, economic and brand advisor to private sector and governmental clients. For more information, visit mmc.com, follow us on LinkedIn and Twitter @mmc_global or subscribe to BRINK.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS
This press release contains "forward-looking statements," as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management's current views concerning future events or results, use words like "anticipate," "assume," "believe," "continue," "estimate," "expect," "intend," "plan," "project" and similar terms, and future or conditional tense verbs like "could," "may," "might," "should," "will" and "would."

Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed or implied in our forward-looking statements. Factors that could materially affect our future results include, among other things:

•
the financial and operational impact of the coronavirus global pandemic on our revenue and ability to generate new business, our overall level of profitability and cash flow, and our liquidity, including the timeliness and collectability of our receivables;

•
the impact of disruption in the credit or financial markets, or changes to our credit ratings, including as a result of COVID-19, on our ability to access capital or repay our significant outstanding indebtedness on favorable terms and our compliance with the covenants contained in the agreements that govern our indebtedness;

•
the impact from lawsuits, other contingent liabilities and loss contingencies arising from errors and omissions, breach of fiduciary duty or other claims against us, including claims related to pandemic coverage;

•
our ability to manage risks associated with our investment management and related services business, particularly in the context of volatile equity markets caused by COVID-19, including our ability to execute timely trades in light of increased trading volume and to manage potential conflicts of interest between investment consulting and fiduciary management services;

•
our ability to compete effectively and adapt to changes in the competitive environment, including to respond to technological change, disintermediation, digital disruption and other types of innovation;

•	our ability to attract and retain industry leading talent;

•
our ability to maintain adequate safeguards to protect the security of our information systems and confidential, personal or proprietary information, particularly given the increased risk of phishing and other cybersecurity attacks or unauthorized dissemination of information caused by remote work arrangements, including those in the existing JLT information systems;

•	the impact of investigations, reviews, or other activity by regulatory or law enforcement authorities;

•
the financial and operational impact of complying with laws and regulations where we operate and the risks of noncompliance with such laws, including anti-corruption laws such as the U.S. Foreign Corrupt Practices Act, U.K. Anti-Bribery Act, trade sanctions regimes and cybersecurity and data privacy regulations such as the E.U.’s General Data Protection Regulation;

•	the regulatory, contractual and reputational risks that arise based on insurance placement activities and various insurer revenue streams;

•	our ability to successfully recover if we experience a business continuity problem due to cyberattack, natural disaster or otherwise; and

•	the impact of changes in tax laws, guidance and interpretations, including certain provisions of the U.S. Tax Cuts and Jobs Act, or disagreements with tax authorities.
The factors identified above are not exhaustive. Marsh & McLennan Companies and its subsidiaries operate in a dynamic business environment in which new risks emerge frequently. Accordingly, we caution readers not to place undue reliance on any forward-looking statements, which are based only on information currently available to us and speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made.
Further information concerning Marsh & McLennan Companies and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in the Company's filings with the Securities and Exchange Commission, including the "Risk Factors" section and the "Management’s Discussion and Analysis of Financial Condition and Results of Operations" section of our most recently filed Annual Report on Form 10-K.

Marsh & McLennan Companies, Inc.
Consolidated Statements of Income
(In millions, except per share figures)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue	$4,189	$4,349	$8,840	$8,420
Expense:
Compensation and Benefits	2,429	2,537	4,984	4,819
Other Operating Expenses	875	1,132	1,901	1,983
Operating Expenses	3,304	3,669	6,885	6,802
Operating Income	885	680	1,955	1,618
Other Net Benefit Credits	63	70	127	134
Interest Income	2	2	4	30
Interest Expense	(132)	(141)	(259)	(261)
Cost of Early Extinguishment of Debt	—	(32)	—	(32)
Investment (Loss) Income	(31)	8	(33)	13
Acquisition Related Derivative Contracts	—	(37)	—	(8)
Income Before Income Taxes	787	550	1,794	1,494
Income Tax Expense	207	206	447	423
Net Income Before Non-Controlling Interests	580	344	1,347	1,071
Less: Net Income Attributable to Non-Controlling Interests	8	12	21	23
Net Income Attributable to the Company	$572	$332	$1,326	$1,048
Net Income Per Share Attributable to the Company:
- Basic	$1.13	$0.66	$2.62	$2.07
- Diluted	$1.12	$0.65	$2.60	$2.05
Average Number of Shares Outstanding
- Basic	506	507	505	506
- Diluted	511	512	510	511
Shares Outstanding at June 30	506	507	506	507

The Company acquired JLT on April 1, 2019 and JLT's results are included in the Company's consolidated results of operations from that date.

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Three Months Ended June 30
(Millions) (Unaudited)
The Company conducts business in more than 130 countries. As a result, foreign exchange rate movements may impact period-to-period comparisons of revenue. Similarly, certain other items such as the revenue impact of acquisitions and dispositions, including transfers among businesses, may impact period-to-period comparisons of revenue. Underlying revenue measures the change in revenue from one period to the next by isolating these impacts.

				Components of Revenue Change*
	Three Months Ended June 30,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions/ Other Impact	Underlying Revenue
	2020	2019
Risk and Insurance Services
Marsh	$2,161	$2,156	—	(2)%	1%	1%
Guy Carpenter	433	392	10%	—	2%	9%
Subtotal	2,594	2,548	2%	(2)%	1%	2%
Fiduciary Interest Income	9	26
Total Risk and Insurance Services	2,603	2,574	1%	(2)%	1%	2%
Consulting
Mercer	1,149	1,260	(9)%	(2)%	(3)%	(3)%
Oliver Wyman Group	467	540	(14)%	(1)%	—	(13)%
Total Consulting	1,616	1,800	(10)%	(2)%	(2)%	(6)%
Corporate/Eliminations	(30)	(25)
Total Revenue	$4,189	$4,349	(4)%	(2)%	—	(2)%

Revenue Details
The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Three Months Ended June 30,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions/ Other Impact	Underlying Revenue
	2020	2019
Marsh:
EMEA	$597	$652	(9)%	(3)%	(3)%	(3)%
Asia Pacific	298	291	2%	(2)%	1%	4%
Latin America	99	116	(14)%	(14)%	(5)%	4%
Total International	994	1,059	(6)%	(4)%	(2)%	—
U.S./Canada	1,167	1,097	6%	—	4%	3%
Total Marsh	$2,161	$2,156	—	(2)%	1%	1%
Mercer:
Wealth	561	613	(8)%	(3)%	(3)%	(2)%
Health	432	458	(5)%	(2)%	(5)%	1%
Career	156	189	(18)%	(2)%	(1)%	(16)%
Total Mercer	$1,149	$1,260	(9)%	(2)%	(3)%	(3)%

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Six Months Ended June 30
(Millions) (Unaudited)
The Company conducts business in more than 130 countries. As a result, foreign exchange rate movements may impact period-to-period comparisons of revenue. Similarly, certain other items such as the revenue impact of acquisitions and dispositions, including transfers among businesses, may impact period-to-period comparisons of revenue. Underlying revenue measures the change in revenue from one period to the next by isolating these impacts.
The calculation of underlying revenue growth for the six months ended June 30, 2020 includes the results of JLT. The column "2019 Including JLT" includes JLT's prior year first quarter revenue (See reconciliation of non-GAAP measures on page 14).

						Components of Revenue Change Including JLT*
	Six Months Ended June 30,		% Change GAAP Revenue	2019 Including JLT	% Change Including JLT in 2019	Currency Impact	Acquisitions/ Dispositions/ Other Impact	Underlying Revenue
	2020	2019
Risk and Insurance Services
Marsh	$4,222	$3,893	8%	$4,125	2%	(2)%	1%	3%
Guy Carpenter	1,260	1,055	19%	1,172	7%	—	—	8%
Subtotal	5,482	4,948	11%	5,297	3%	(1)%	1%	4%
Fiduciary Interest Income	32	49		54
Total Risk and Insurance Services	5,514	4,997	10%	5,351	3%	(1)%	1%	4%
Consulting
Mercer	2,400	2,415	(1)%	2,489	(4)%	(2)%	(3)%	1%
Oliver Wyman	978	1,058	(8)%	1,058	(8)%	(1)%	—	(7)%
Total Consulting	3,378	3,473	(3)%	3,547	(5)%	(2)%	(2)%	(1)%
Corporate/Eliminations	(52)	(50)		(50)
Total Revenue	$8,840	$8,420	5%	$8,848	—	(2)%	—	2%

Revenue Details
The following table provides more detailed revenue information for certain of the components presented above:

						Components of Revenue Change Including JLT*
	Six Months Ended June 30,		% Change GAAP Revenue	2019 Including JLT	% Change Including JLT in 2019	Currency Impact	Acquisitions/ Dispositions/ Other Impact	Underlying Revenue
	2020	2019
Marsh:
EMEA	$1,351	$1,285	5%	$1,392	(3)%	(2)%	(1)%	1%
Asia Pacific	536	456	17%	523	3%	(2)%	—	5%
Latin America	190	194	(2)%	217	(12)%	(12)%	(4)%	3%
Total International	2,077	1,935	7%	2,132	(3)%	(3)%	(1)%	2%
U.S./Canada	2,145	1,958	10%	1,993	8%	—	4%	4%
Total Marsh	$4,222	$3,893	8%	$4,125	2%	(2)%	1%	3%
Mercer:
Wealth	1,153	1,156	—	1,211	(5)%	(2)%	(3)%	—
Health	918	900	2%	919	—	(1)%	(3)%	5%
Career	329	359	(8)%	359	(9)%	(2)%	—	(7)%
Total Mercer	$2,400	$2,415	(1)%	$2,489	(4)%	(2)%	(3)%	1%

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures - Actual as Reported
Three Months Ended June 30
(Millions) (Unaudited)

Overview
The Company reports its financial results in accordance with accounting principles generally accepted in the United States (referred to in this release as "GAAP" or "reported" results). The Company also refers to and presents below certain additional non-GAAP financial measures, within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted operating income (loss), adjusted operating margin, adjusted income, net of tax and adjusted earnings per share (EPS). The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP in the following tables.

The Company believes these non-GAAP financial measures provide useful supplemental information that enables investors to better compare the Company’s performance across periods. Management also uses these measures internally to assess the operating performance of its businesses, to assess performance for employee compensation purposes and to decide how to allocate resources. However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports in accordance with GAAP. The Company's non-GAAP measures include adjustments that reflect how management views our businesses, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income (Loss) and Adjusted Operating Margin
Adjusted operating income (loss) is calculated by excluding the impact of certain noteworthy items from the Company's GAAP operating income or (loss). The following tables identify these noteworthy items and reconcile adjusted operating income (loss) to GAAP operating income or loss, on a consolidated and segment basis, for the three and six months ended June 30, 2020 and 2019. The following tables also present adjusted operating margin. In 2019, the Company changed its methodology for calculating adjusted operating margin due to the significant amount of identified intangible asset amortization related to the JLT Transaction, on April 1, 2019. For the three and six months ended June 30, 2020 and 2019, adjusted operating margin is calculated by dividing the sum of adjusted operating income plus identified intangible asset amortization by consolidated or segment adjusted revenue.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Three Months Ended June 30, 2020
Operating income (loss)	$696	$255	$(66)	$885
Operating margin	26.7%	15.8%	N/A	21.1%
Add (Deduct) impact of Noteworthy Items:
Restructuring, excluding JLT (a)	—	2	9	11
Changes in contingent consideration (b)	4	1	2	7
JLT integration and restructuring costs (c)	39	7	11	57
JLT acquisition-related costs (d)	12	—	1	13
Disposal of businesses (e)	6	—	—	6
Other	5	—	—	5
Operating income adjustments	66	10	23	99
Adjusted operating income (loss)	$762	$265	$(43)	$984
Total identified intangible amortization expense	$75	$13	$—	$88
Adjusted operating margin	32.1%	17.3%	N/A	25.5%

As Reported Results
Three Months Ended June 30, 2019
Operating income (loss), as reported	$517	$278	$(115)	$680
Operating margin	20.1%	15.5%	N/A	15.6%
Add (Deduct) impact of Noteworthy Items:
Restructuring, excluding JLT (a)	1	22	3	26
Changes in contingent consideration (b)	9	—	—	9
JLT integration and restructuring costs (c)	56	5	18	79
JLT acquisition-related costs (d)	60	—	41	101
Other	(2)	—	1	(1)
Operating income adjustments	124	27	63	214
Adjusted operating income (loss)	$641	$305	$(52)	$894
Total identified intangible amortization expense	$80	$20	$—	$100
Adjusted operating margin	27.8%	18.0%	N/A	22.8%

(a) Corporate charges in 2020 reflect consulting costs related to the restructure of the Global HR function and adjustments to restructuring liabilities for future rent under non-cancellable leases. Consulting in 2019 reflects severance related to the Mercer restructuring program.

(b) Primarily includes the change in fair value as measured each quarter of contingent consideration related to acquisitions and dispositions.
(c) Includes costs incurred for staff reductions, lease related exit costs as well as legal and consulting costs related to the JLT integration.
(d) Reflects retention costs in 2020 and in 2019 advisor fees, stamp duty taxes and legal fees related to the closing of the JLT Transaction. 2019 also includes the loss on the sale of JLT's aerospace business, included in revenue. This loss is removed from GAAP revenue in the calculation of adjusted operating income.

(e) Reflects net loss on disposal of specialty businesses sold in the U.S., U.K. and Canada, previously acquired as part of the JLT Transaction.

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures - Actual as Reported
Six Months Ended June 30
(Millions) (Unaudited)
The information presented below represents the actual as reported data for the six months ended June 30, 2020 and 2019. Results for the six months ended June 30, 2019 do not include JLT's results of operations for the period January 1, 2019 through March 31, 2019.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Six Months Ended June 30, 2020
Operating income (loss)	$1,550	$537	$(132)	$1,955
Operating margin	28.1%	15.9%	N/A	22.1%
Add (Deduct) impact of Noteworthy Items:
Restructuring, excluding JLT (a)	2	6	12	20
Changes in contingent consideration (b)	7	(3)	2	6
JLT integration and restructuring costs (c)	100	17	20	137
JLT acquisition-related costs (d)	24	1	1	26
Disposal of businesses (e)	6	(4)	—	2
Other	5	—	—	5
Operating income adjustments	144	17	35	196
Adjusted operating income (loss)	$1,694	$554	$(97)	$2,151
Total identified intangible amortization expense	$147	$27	$—	$174
Adjusted operating margin	33.4%	17.2%	N/A	26.3%

As Reported Results
Six Months Ended June 30, 2019
Operating income (loss), as reported	$1,250	$557	$(189)	$1,618
Operating margin	25.0%	16.1%	N/A	19.2%
Add (Deduct) impact of Noteworthy Items:
Restructuring, excluding JLT (a)	6	33	5	44
Changes in contingent consideration (b)	19	1	—	20
JLT integration and restructuring costs (c)	76	5	34	115
JLT acquisition-related costs (d)	65	—	47	112
Other	—	—	1	1
Operating income adjustments	166	39	87	292
Adjusted operating income (loss)	$1,416	$596	$(102)	$1,910
Total identified intangible amortization expense	$121	$30	$—	$151
Adjusted operating margin	30.6%	18.0%	N/A	24.4%

(a) Corporate charges in 2020 reflect consulting costs related to the restructure of the Global HR function and adjustments to restructuring liabilities for future rent under non-cancellable leases. Risk & Insurance Services reflects severance and related charges from non-JLT merger integration costs. Consulting reflects severance related to the Mercer restructuring program.

(b) Primarily includes the change in fair value as measured each quarter of contingent consideration related to acquisitions and dispositions.
(c) Includes costs incurred for staff reductions, lease related exit costs as well as legal and consulting costs related to the JLT integration.
(d) Reflects retention costs in 2020 and in 2019 advisor fees, stamp duty taxes and legal fees related to the closing of the JLT Transaction. 2019 also includes the loss on the sale of JLT's aerospace business, included in revenue. This loss is removed from GAAP revenue in the calculation of adjusted operating income.

(e) Reflects net loss on disposal of specialty businesses sold in the U.S., U.K. and Canada, previously acquired as part of the JLT Transaction.

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures
Three and Six Months Ended June 30,
(Millions) (Unaudited)

Adjusted income, net of tax is calculated as the Company's GAAP income from continuing operations, adjusted to reflect the after tax impact of the operating income adjustments set forth in the preceding tables and investments gains or losses related to the impact of mark-to-market adjustments on certain equity securities. Adjustments also include JLT acquisition related items, including change in fair value of derivative contracts, financing costs and interest income on funds held in escrow. Adjusted EPS is calculated by dividing the Company’s adjusted income, net of tax, by MMC's average number of shares outstanding-diluted for the relevant period. The following tables reconcile adjusted income, net of tax to GAAP income from continuing operations and adjusted EPS to GAAP EPS for the three and six months ended June 30, 2020 and 2019. The information presented below represents the actual as reported results for the three and six month periods ended June 30, 2020 and 2019. Results for the six months ended June 30, 2019 do not include JLT's results of operations for the period January 1, 2019 through March 31, 2019.

	Three Months Ended June 30, 2020			Three Months Ended June 30, 2019
	Amount		Adjusted EPS	Amount		Adjusted EPS
Net income before non-controlling interests, as reported		$580			$344
Less: Non-controlling interest, net of tax		8			12
Subtotal		$572	$1.12		$332	$0.65
Operating income adjustments	$99			$214
Investments adjustment (a)	25			(2)
Change in fair value of acquisition related derivative contracts (b)	—			37
Financing costs (c)	—			(1)
Early extinguishment of debt	—			32
Impact of income taxes on above items	(21)			(10)
		103	0.20		270	0.53
Adjusted income, net of tax		$675	$1.32		$602	$1.18

	Six Months Ended June 30, 2020			Six Months Ended June 30, 2019
	Amount		Adjusted EPS	Amount		Adjusted EPS
Net income before non-controlling interests, as reported		$1,347			$1,071
Less: Non-controlling interest, net of tax		21			23
Subtotal		$1,326	$2.60		$1,048	$2.05
Operating income adjustments	$196			$292
Investments adjustment (a)	26			(6)
Change in fair value of acquisition related derivative contracts (b)	—			8
Financing costs (c)	—			53
Interest on funds held in escrow (d)	—			(25)
Early extinguishment of debt	—			32
Impact of income taxes on above items	(38)			(22)
		184	0.36		332	0.65
Adjusted income, net of tax		$1,510	$2.96		$1,380	$2.70

(a) The Company recorded mark-to-market losses of $2 million and gains of $2 million for the three month periods ended June 30, 2020 and June 30, 2019, respectively, and losses of $3 million and gains of $6 million for the six month periods ended June 30, 2020 and June 30, 2019, respectively, which are included in investment (loss) income in the consolidated statements of income.

During the second quarter of 2020, the Company sold a portion of its investment in Alexander Forbes ("AF"). The Company no longer accounts for this investment under the equity method, and records the change in fair value in each subsequent period as an investment gain or loss in the consolidated statement of income. The Company recorded a loss of $23 million in the second quarter of 2020 primarily related to the recognition of accumulated foreign currency losses previously recorded as part of equity.

(b) Reflects the change in fair value of derivatives that were not redesignated as accounting hedges following the JLT acquisition, a deal contingent foreign exchange contract and derivative contracts related to debt issuances.

(c) Reflects interest expense on debt issuances and amortization of bridge financing fees related to the acquisition of JLT (prior to April 1, 2019).
(d) Interest income earned on funds held in escrow related to the JLT acquisition (prior to April 1, 2019).

Marsh & McLennan Companies, Inc.
Supplemental Information
Three and Six Months Ended June 30,
(Millions) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Consolidated
Compensation and Benefits	$2,429	$2,537	$4,984	$4,819
Other Operating Expenses	875	1,132	1,901	1,983
Total Expenses	$3,304	$3,669	$6,885	$6,802

Depreciation and amortization expense	$91	$86	$188	$160
Identified intangible amortization expense	88	100	174	151
Total	$179	$186	$362	$311

Stock option expense	$5	$4	$21	$19

Risk and Insurance Services
Compensation and Benefits	$1,382	$1,418	$2,834	$2,639
Other Operating Expenses	525	639	1,130	1,108
Total Expenses	$1,907	$2,057	$3,964	$3,747

Depreciation and amortization expense	$45	$39	$97	$71
Identified intangible amortization expense	75	80	147	121
Total	$120	$119	$244	$192

Consulting
Compensation and Benefits	$940	$1,009	$1,931	$1,965
Other Operating Expenses	421	513	910	951
Total Expenses	$1,361	$1,522	$2,841	$2,916

Depreciation and amortization expense	$29	$27	$57	$51
Identified intangible amortization expense	13	20	27	30
Total	$42	$47	$84	$81

The Company acquired JLT on April 1, 2019 and JLT's results are included in the Company's consolidated results of operations from that date.

Marsh & McLennan Companies, Inc.
Consolidated Balance Sheets
(Millions)

	(Unaudited) June 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$1,711	$1,155
Net receivables	5,647	5,236
Other current assets	739	677
Total current assets	8,097	7,068

Goodwill and intangible assets	17,558	17,445
Fixed assets, net	866	858
Pension related assets	1,672	1,632
Right of use assets	1,882	1,921
Deferred tax assets	618	676
Other assets	1,476	1,757
TOTAL ASSETS	$32,169	$31,357

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$1,216	$1,215
Accounts payable and accrued liabilities	2,668	2,746
Accrued compensation and employee benefits	1,345	2,197
Current lease liabilities	332	342
Accrued income taxes	367	179
Total current liabilities	5,928	6,679

Fiduciary liabilities	7,441	7,344
Less - cash and investments held in a fiduciary capacity	(7,441)	(7,344)
	—	—
Long-term debt	11,985	10,741
Pension, post-retirement and post-employment benefits	2,197	2,336
Long-term lease liabilities	1,902	1,926
Liabilities for errors and omissions	350	335
Other liabilities	1,415	1,397

Total equity	8,392	7,943
TOTAL LIABILITIES AND EQUITY	$32,169	$31,357

Marsh & McLennan Companies, Inc.
Consolidated Statements of Cash Flows
(Millions) (Unaudited)

	Six Months Ended June 30,
	2020	2019
Operating cash flows:
Net income before non-controlling interests	$1,347	$1,071
Adjustments to reconcile net income to cash provided by operations:
Depreciation and Amortization	362	310
Non cash lease expense	165	151
Charge for early extinguishment of debt	—	32
Share-based compensation expense	147	117
Change in fair value of acquisition-related derivative contracts and other	15	89

Changes in Assets and Liabilities:
Accrued compensation and employee benefits	(848)	(670)
Net receivables	(389)	(437)
Other changes to assets and liabilities	114	34
Contributions to pension & other benefit plans in excess of current year expense/credit	(165)	(172)
Operating lease liabilities	(164)	(155)
Effect of exchange rate changes	(6)	(129)
Net cash provided by operations	578	241
Financing cash flows:
Purchase of treasury shares	—	(100)
Net borrowings from term-loan and credit facilities	1,000	300
Net increase in commercial paper	—	549
Proceeds from issuance of debt	737	6,459
Repayments of debt	(507)	(457)
Payments for early extinguishment of debt	—	(585)
Acquisition-related derivative payments	—	(337)
Net issuance of common stock from treasury shares	(49)	21
Net distributions of non-controlling interests and deferred/contingent consideration	(94)	(104)
Dividends paid	(466)	(422)
Net cash provided by financing activities	621	5,324
Investing cash flows:
Capital expenditures	(200)	(161)
Net sales of long-term investments and other	105	66
Dispositions	93	165
Acquisitions	(562)	(5,500)
Net cash used for investing activities	(564)	(5,430)
Effect of exchange rate changes on cash and cash equivalents	(79)	93
Increase in cash and cash equivalents	556	228
Cash and cash equivalents at beginning of period	1,155	1,066
Cash and cash equivalents at end of period	$1,711	$1,294

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures - 2019 Revenue Including JLT
Six Months Ended June 30, 2019
(Millions) (Unaudited)
On April 1, 2019, the Company completed its previously announced acquisition of Jardine Lloyd Thompson Group, plc. JLT's results of operations for the three and six month periods ended June 30, 2020 are included in the Company’s results of operations for 2020. The Company's prior period 2019 results of operations do not include JLT’s results for the three months ended March 31, 2019. Prior to being acquired by the Company, JLT operated in three segments, Specialty, Reinsurance and Employee Benefits. As of April 1, 2019, the historical JLT businesses were combined into MMC operations as follows: JLT Specialty was included by geography within Marsh, JLT Reinsurance was included within Guy Carpenter and the majority of the JLT Employee Benefits business was included in Mercer Health and Wealth.
The JLT Transaction had a significant impact on the Company’s results of operations in 2019. The Company believes that in addition to the change in reported GAAP revenue, a comparison of 2020 revenue to the combined 2019 revenue of MMC and JLT would provide investors useful information about the year-over-year results.
The table below sets forth revenue information as if the companies were combined on January 1, 2019. Consolidated revenue in 2019 for the six months ended June 30, 2019 "MMC as previously reported" does not include JLT revenue for the period from January 1 to March 31, 2019. The "2019 Including JLT" revenue information set forth in the table below presents revenue information as if the companies were combined on January 1, 2019 and is not necessarily indicative of what the results would have been had we operated the business since January 1, 2019.
The MMC revenue amounts are as previously reported by the Company in its quarterly filings on Form 10-Q for the applicable periods. JLT 2019 revenue information is derived using the same policies and adjustments as the "JLT Supplemental Information - Revenue Analysis" furnished to the SEC on June 6, 2019 on Form 8-K, and includes the revenue from JLT’s aerospace business.

Six Months Ended June 30, 2019
MMC As Previously Reported
Risk & Insurance Services
Marsh	$3,893
Guy Carpenter	1,055
Subtotal	4,948
Fiduciary Interest Income	49
Total Risk & Insurance Services	4,997
Consulting
Mercer	2,415
Oliver Wyman	1,058
Total Consulting	3,473
Corporate/Eliminations	(50)
Total Revenue	$8,420

JLT 2019
Specialty (Marsh)	$232
Reinsurance (Guy Carpenter)	117
Employee Benefits (Mercer)	74
Subtotal	423
Fiduciary Interest Income	5
Total Revenue	$428

2019 Including JLT
Marsh	$4,125
Guy Carpenter	1,172
Subtotal	5,297
Fiduciary Interest Income	54
Total Risk & Insurance Services	5,351
Consulting
Mercer	2,489
Oliver Wyman	1,058
Total Consulting	3,547
Corporate/Eliminations	(50)
Total Revenue Including JLT	$8,848